Exhibit 99.1
Contact: Jeff Harkins Investor Relations 940-297-3877

Sally Beauty Holdings, Inc. Announces the Election of James M. Head to the Board of Directors

DENTON, Texas, January 28, 2021 -- Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced that James M. Head, Partner at BDT & Company, was elected to the Board of Directors at the Company’s Annual Meeting of stockholders.

“I am extremely pleased to welcome Jim to the Board,” stated Bob McMaster, Chairman of the Board of Directors. “With his financial, strategic and transactional experience, I am confident that Jim will make valuable contributions to our Board to help drive SBH’s strategy going forward.”

Mr. Head, age 55, has been a Partner at BDT & Company, LLC since 2016. Prior to joining BDT, Mr. Head worked at Morgan Stanley for 22 years where he held various executive leadership roles, including Co-Head of the Mergers, Acquisitions and Restructuring Group, Americas from 2013 to 2016; Co-Head of the Financial Institutions M&A Group, Americas from 2008 to 2013; and Managing Director from 2003 to 2016. He began his career at Houlihan Lokey in Los Angeles.  Mr. Head, through his role at BDT, has periodically provided strategic and financial advice to the Board since 2017. Mr. Head holds an M.B.A. degree from the Anderson School of Management at UCLA and a B.S. degree in Finance from Indiana University.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. The Company operates more than 5,000 stores, including 143 franchised locations. Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.